Exhibit 99.1 NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI 2nd Quarter Revenues Set Record - Up 46%
- Gross Profit Also Sets New Record -

San Antonio, Texas - February 6, 2008 - ATSI Communications, Inc. (OTC BB: ATSX) announced today that the Company’s revenue for the three months ended January 31, 2008 reached $10,293,000, a 46% improvement over revenue for the three months ended January 31, 2007. As a result, the Company expects to report record revenue that exceeded the immediately preceding quarter by $866,000. In addition to record revenue, the Company expects to report its 2nd consecutive quarter of record gross profit, 7th consecutive quarter of positive cash flow from operations, and 5th consecutive quarter of positive net income for its 2nd fiscal quarter ended January 31, 2008.

ATSI’s Sr. Vice President of Technology and Operations, Ruben Caraveo stated, “ATSI processed over 135 million minutes of VoIP traffic during the quarter, continuing a track record of successful execution. The sales team, led by Joseph Troché, Sr. Vice President of Global Sales, is gaining traction and filling the sales pipeline with global operators seeking international VoIP solutions. Mr. Caraveo added, “Although another revenue record has been broken, ATSI’s current market share is only a sliver of the global voice market estimated to be just over 300 billion minutes of use annually.”

Complete financial results for the period will be announced along with the Company’s filing of its quarterly report on form 10QSB with the Securities and Exchange Commission. The Company expects a timely filing of its 10QSB to occur by March 17, 2008.

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.